Schedule B
to the Amended and Restated Distribution and Service Plan
(Rule 12b-1 Plan)

Series of Advisors Series Trust	12b-1 Fee (as a percentage of average daily net assets)
Semper MBS Total Return Fund
Class A	0.25%
Institutional Class	None
Investor Class	0.25%
Semper Short Duration Fund
Institutional Class	None
Investor Class	0.25%
Semper Brentview Dividend Growth Equity Fund
Class A	0.25%
Institutional Class	None
Investor Class	0.25%

(as amended on March […], 2021, to add the Semper Brentview Dividend Growth Equity Fund)